GREENFIELD INDUSTRIES, INC.
              STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (1)
                      (In thousands, except per share data)


                                                          Three Months Ended        Six Months Ended
                                                              June 30,                  June 30,

PRIMARY EARNINGS PER SHARE:                                1997       1996          1997       1996
                                                          ------     ------         ------     ------
Weighted average number of common shares outstanding      16,402     16,308         16,394     16,290
                                                          ------     ------         ------     ------
                                                          ------     ------         ------     ------
Net income                                                $7,907     $8,357        $13,564    $16,926
                                                          ------     ------         ------     ------
                                                          ------     ------         ------     ------

Net income per common share                                $0.48      $0.51          $0.83      $1.04
                                                          ------     ------         ------     ------
                                                          ------     ------         ------     ------

FULLY DILUTED EARNINGS PER SHARE:
Weighted average number of common shares outstanding      16,402     16,308         16,394     16,290

Shares issued upon assumed conversion of the
Mandatorily Redeemable Convertible Preferred
Securities                                                 2,788      2,083          2,788      1,042
                                                          ------     ------         ------     ------

Weighted average number of common and common
equivalent shares outstanding                             19,190     18,391         19,182     17,332
                                                          ------     ------         ------     ------
                                                          ------     ------         ------     ------

Net income                                                $7,907     $8,357        $13,564    $16,926

Interest expense on Mandatorily Redeemable
Convertible Preferred Securities, net of
applicable income                                          1,035        771          2,070        771
                                                          ------     ------         ------     ------

Net income, adjusted                                      $8,942     $9,128        $15,634    $17,697
                                                          ------     ------         ------     ------
                                                          ------     ------         ------     ------

Net income per common share                                $0.47      $0.50          $0.82      $1.02
                                                          ------     ------         ------     ------
                                                          ------     ------         ------     ------


(1) All numbers of shares in this exhibit are weighted on the basis of the number of days the shares were outstanding or assumed to be outstanding during each period. The effect of shares to be issued upon the exercise of outstanding stock options using the treasury stock method is not material.